Exhibit 4.2

CONSENT LETTER

Date: November 21, 2022

To:	The Board of Directors
Futu Holdings Limited
PO Box 309
Ugland House
Grand Cayman KY1-1104
Cayman Islands

We, the undersigned, hereby irrevocably consent that:

1.	the voting rights attached to each Class B ordinary shares of Futu Holdings Limited (the “Company”) standing in our names (as set out in the table below) shall be modified from 20 votes to ten votes pursuant to Rule 8A.10 of The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”), effective upon the dual primary listing (the “Listing”) of Class A ordinary shares of the Company on The Stock Exchange of Hong Kong Limited (the “SEHK”) by way of introduction become unconditional and immediately prior to the dealing of Class A ordinary shares of the Company on the SEHK commences (the “Modification of Voting Rights”).

Name of Shareholders	Number of Class B ordinary shares held
Lera Ultimate Limited	252,812,500
Lera Infinity Limited	36,937,500

Accordingly, following the Modification of Voting Rights taking effect, each Class B ordinary shares of the Company entitles its holder to exercise ten votes, on all matters that require a shareholder’s vote, subject to Rule 8A.24 of the Listing Rules that requires a limited number of reserved matters (the “Reserved Matters”) to be voted on a one vote per share basis as set out below (save for the specified exception for the compliance of Rule 8A.24 of the Listing Rules).

The Reserved Matters are:

(i)	any amendment to the Memorandum of Association or Articles of Association, including the variation of the rights attached to any class of shares;

(ii)	the appointment, election or removal of any independent non-executive director of the Company;

(iii)	the appointment or removal of the Company’s auditors; and

(iv)	the voluntary liquidation or winding-up of the Company.

2.	The Company may amend its Memorandum of Association or Articles of Association to give effect to the Modification of Voting Rights.

This letter is governed by the laws of Hong Kong.

/s/ Leaf Hua Li
Name: Leaf Hua Li
Title: Executive Director (Chairman) and Chief Executive Officer

For and on behalf of
Lera Infinity Limited

/s/ Leaf Hua Li
Name: Leaf Hua Li
Title:

For and on behalf of
Lera Ultimate Limited

/s/ Leaf Hua Li
Name: Leaf Hua Li
Title: